Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 23, 2007, accompanying the consolidated financial statements included in the Annual Report of Argan, Inc. (which report expressed an unqualified opinion and contains and explanatory paragraph relating to the adoption of Statement of Financial Accounting No. 123(R), “Share-based Payment”) on Form 10-KSB for the year ended January 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Argan, Inc. on Form S-3 No. 333-135192 dated June 21, 2006, Form S-3 No. 333-140755 dated February 16, 2007 and Form S-3 No. 333-140782 dated February 20, 2007.

/s/ Grant Thornton LLP

Baltimore, Maryland
April 23, 2007